UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report  (Date of earliest event reported):   May 3, 2005
                                                    ------------

                                  I-TRAX, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



           Delaware                    001-31584           23-3057155
   ------------------------        -----------------     -----------------
(State or other jurisdiction of    (Commission File      (IRS Employer
        incorporation)                 Number)         Identification No.)


                4 Hillman Drive, Suite 130
                 Chadds Ford, Pennsylvania                      19317
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         (Address of principal executive offices)             (Zip Code)


       Registrant's telephone number, including area code: (610) 459-2405
                                                           --------------

                                       N/A
              -----------------------------------------------------
          (Former name or former address, if changed since last report)


     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



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Item 1.01         Entry into a Material Definitive Agreement.

         On May 3, 2005, I-trax, Inc. announced that it has appointed Raymond
(Ray) J. Fabius, MD, CPE, FACPE, as its president and chief medical officer. I-trax and Dr. Fabius expect Dr. Fabius's employment to commence on or about May 16, 2005 pursuant to an employment agreement executed in April 2005. For a description of the employment agreement, see Item 5.02, "Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers," below, which is incorporated by reference in this Item.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

         On May 3, 2005, I-trax, Inc. announced that it has appointed Raymond
(Ray) J. Fabius, MD, CPE, FACPE, as its president and chief medical officer. I-trax and Dr. Fabius expect Dr. Fabius's employment to commence on or about May 16, 2005.

         From 2002 until his appointment as president and chief medical officer of I-trax, Dr. Fabius served as global medical leader at General Electric, where Dr. Fabius oversaw an ambulatory network of over 200 on-site clinics in 29 countries and Puerto Rico. From 2000 to 2002, Dr. Fabius served as senior medical director for Aetna e.Health Activities, providing clinical leadership for Aetna's website, InteliHealth, and the company's data warehouse subsidiary, US Quality Algorithms. Prior to 2000, Dr. Fabius served Aetna US Healthcare as corporate medical director for national accounts and corporate medical director for utilization management, disease management, and quality improvement.

         On April 15, 2005, I-trax executed an employment agreement with Dr. Fabius. The agreement is for an initial term of three years from the date Mr. Fabius's employment commences and renews automatically for successive terms of two years unless either party gives the other at least 6 months prior notice of termination. Under the agreement, Dr. Fabius's initial annual salary is $275,000, with certain minimum annual salary increases. Dr. Fabius is also entitled to receive an annual bonus of at least $125,000.

         In conjunction with entering into the employment agreement, Dr. Fabius may purchase from I-trax 120,000 shares of I-trax common stock at $1.25 per share. Upon commencement of employment, Dr. Fabius will also received a grant of options to acquire 400,000 shares of I-trax common stock.

         I-trax may terminate Dr. Fabius's employment with or without cause at any time, and Dr. Fabius may terminate his employment upon 60 days' notice or upon shorter notice for good reason. Good reason includes the failure by I-trax to continue Dr. Fabius in his position, material diminution of his responsibilities, duties or authority, assignment to him of duties inconsistent with his position, or requiring him to be permanently based other than at his current location.

         If Dr. Fabius's employment is terminated without cause or for good reason, I-trax will pay Dr. Fabius severance equal to two year's salary and bonus, payable over two years. If I-trax elects not to renew the agreement for any renewal term, I-trax will pay Dr. Fabius severance equal to 18 months salary and bonus, payable over 18 months.

         Dr. Fabius has agreed not to compete against I-trax during the term of the agreement and for a period of one year or while receiving severance, whichever is longer, following the expiration of the initial term or any renewal term, as applicable, even if the actual employment is terminated prior to such expiration. Dr. Fabius also agreed not to use or disclose any confidential information of I-trax during the



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term of the agreement and for at least five years after the expiration of the original term or last renewal term, as applicable, even if the actual employment is terminated prior to such expiration.

         The press release dated May 3, 2005 announcing Dr. Fabius's appointment is attached to this current report as Exhibit 99.1 and is incorporated in this current report by reference.

Item 9.01         Financial Statements and Exhibits.

Exhibit No.                Description
-----------                -----------

99.1              Press release, dated May 3, 2005, issued by I-trax, Inc.




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                                    SIGNATURE

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                  I-TRAX, INC.




Date:  May 3, 2005                               By:      /s/ Frank A. Martin
                                                          ----------------------
                                                 Name:    Frank A. Martin
                                                 Title:   Chairman



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